Exhibit 10.1

NON-COMPETITION, NON-SOLICITATION, AND CONFIDENTIALITY AGREEMENT

This Non-Competition, Non-Solicitation, and Confidentiality Agreement (“Agreement”) is entered into between me, [EMPLOYEE NAME], and Baxter International Inc., a Delaware corporation with its principal place of business in Illinois.

1.	Introduction

In consideration of my employment, continued employment, compensation, benefits, promotions, bonuses, incentives, and equity and in consideration of me being provided confidential and/or trade secret information by Baxter, its subsidiaries and affiliates (collectively “Baxter”), I agree to the terms and conditions in this Agreement.

2.	Definitions

The following terms have the following meanings in this Agreement:

(a)	“Baxter Employee” means any person that I worked with, managed, or oversaw, directly or indirectly, during the last three years of my employment with Baxter, or about whom I possess Confidential Information through my work with Baxter, who is employed by (or engaged as an exclusive consultant to) Baxter, or who was employed by (or was engaged as an exclusive consultant to) Baxter at any time within the ninety (90) day period immediately preceding the conduct in question.

(b)	“Competing Products” means products, processes, or services of any person or organization other than Baxter, in existence or under development, which are substantially the same, may be substituted for, or applied to substantially the same end use as the products, processes, or services with which I worked during the last three years of my employment with Baxter or about which I possess Confidential Information through my work with Baxter.

(c)	“Competing Organization” means persons or organizations, including myself, engaged in, or about to become engaged in, research, development, production, distribution, marketing, providing or selling of a Competing Product in any of the geographic areas in which Baxter does business.

(d)	“Confidential Information” means information relating to the present or planned business of Baxter which has not been released publicly by authorized representatives of Baxter. I understand that “Confidential Information” may include, for example, Trade Secrets, Inventions, know-how, products, personnel, customer, patient, supplier and competitor information, sales, pricing, cost, quality and financial data, research, development, marketing and sales programs and strategies, manufacturing and service techniques, processes and practices, and business, quality and regulatory strategies, whether in hard copy, electronic format, in my head or derivations thereof or any copy or notes made from any Item embodying Confidential Information. I understand further that Confidential Information also includes all information received by Baxter under an obligation of confidentiality to a third party.

(e)	“Invention” means procedures, systems, machines, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, or any improvements of the foregoing, discovered, conceived, reduced to practice, developed, made, or produced, regardless of whether patentable or otherwise protectable under the law of any jurisdiction, and shall not be limited to the meaning of “invention” under the United States patent laws.

(f)	“Items” include documents, reports, drawings, photographs, designs, specifications, formulae, plans, samples, research or development information, prototypes, tools, equipment, proposals, marketing or sales plans or strategies, customer information, customer lists, patient lists, patient information, quality or regulatory files, financial data, costs, pricing information, supplier information, personnel information, written, printed or graphic matter, or other information and materials that concern Baxter’s business or strategies that come into my possession whether in hard copy or an electronic format or about which I have knowledge by reason of my employment.

(g)	“Trade Secrets” include all information of Baxter or a third party which has been entrusted to Baxter that (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

3.	Acknowledgements

I acknowledge that Baxter has invested extraordinary resources in developing its protectable business interests, including its Confidential Information, its relationships with Baxter employees and customers, and its highly valuable goodwill. I also acknowledge that: (a) Baxter takes significant steps to preserve and to protect its Confidential Information and other protectable business interests; (b) these protectable business interests are critical to Baxter’s competitive advantage and ability to operate as a going concern; (c) during the course of my employment with Baxter I have had and will continue to have access and exposure to Baxter’s Confidential Information and other protectable business interests; (d) Baxter’s protectable business interests will retain continuing vitality throughout and beyond my employment with Baxter; (e) if I were to leave Baxter and perform services for a Competing Organization in a manner proscribed by this Agreement, it is highly likely, if not inevitable, that I would rely, or have to rely, upon Baxter’s Confidential Information in the course of my work, either consciously or subconsciously; (f) any diminution of Baxter’s competitive advantage caused by my engaging in the activities proscribed by this Agreement would have severe and irreparable repercussions on Baxter’s business; and (g) in light of my experience, general knowledge and skills, compliance with this Agreement will not prevent me from earning a living following the termination of my employment with Baxter. Accordingly, I acknowledge and agree that this Agreement is necessary to safeguard Baxter’s protectable business interests and my compliance with this Agreement does not and will not impose undue hardship on me.

4.	Duty of Loyalty

I will exert my best efforts in the performance of my duties as an employee of Baxter and will remain loyal to Baxter during the term of my employment. I am not presently engaged in, nor shall I, during the term of my employment with Baxter, enter into any employment or agency relationship with any third party whose interests might conflict with those of Baxter. I do not presently, nor shall I, during the term of my employment with Baxter, possess any significant interest, directly, through my family, or through organizations or trusts controlled by me, in any third party whose interests might conflict with those of Baxter. I understand that I have an affirmative duty to notify my supervisor at Baxter of any actual or potential conflict of interest.

5.	Use and Return of Company Information

Each Item and all Confidential Information that comes into my possession by reason of my employment are the property of Baxter and shall not be used by me in any way except in the course of my employment by, and for the benefit of Baxter. I will not remove any Items from premises or systems owned or leased by Baxter except as my duties shall require. Upon termination of my employment or upon request, I will immediately return to my supervisor at Baxter or, at Baxter’s request, destroy, all Items in my possession, including those containing or based on Confidential Information, whether existing on paper, stored electronically or existing in any other medium, and whether originals or copies. Prior to any known or intended termination of my employment with Baxter, I will not attempt to take, or take, any Baxter Confidential Information or Trade Secrets, or any copy thereof, whether in hard or electronic or any other format.

6.	Confidentiality Obligations

I will preserve as confidential all Confidential Information that has been or may be obtained by me. I will not, without written authority from Baxter, use for my own benefit or purposes, or disclose to others, any Confidential Information, either during my employment or thereafter, except as required by my employment with Baxter. I understand that my obligations with respect to Confidential Information shall continue during my employment and after termination of my employment with Baxter for any reason and for so long as such Confidential Information is not generally available to the public. These restrictions concerning use and disclosure of Confidential Information shall not apply to information which is or becomes publicly known by lawful means, or comes into my possession from sources not under an obligation of confidentiality to Baxter. If, during my employment with Baxter, I primarily reside and work in Illinois, to the extent Confidential Information does not rise to the level of a Trade Secret, I shall not use, disclose or share such Confidential Information for the time during which it remains confidential, or three years after termination of my employment with Baxter for any reason, whichever is shorter.

7.	Covenant Not to Compete

During my employment with Baxter and for a period of one year after the termination of my employment with Baxter for any reason, I will not, directly or indirectly, own, manage, operate, control, be employed by or otherwise render services (whether as an employee, consultant, contractor, director, or otherwise) to any Competing Organization (a) in a capacity that involves, directly or indirectly, any Competing Product, and in which I might potentially disclose or use (whether intentionally or inadvertently) Confidential Information, or (b) in a position with responsibilities similar to those I had with Baxter during the three years preceding the termination of my employment with Baxter and in which I might potentially disclose or use (whether intentionally or inadvertently) Confidential Information. Nothing in this Agreement shall prevent me from owning not more than two percent of the total shares of all classes of stock outstanding of any publicly held Competing Organization. I agree that if I violate any of the terms of this Section, the period of non-competition shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

8.	Solicitation of Baxter Employees

During my employment with Baxter and for a period of one year after the termination of my employment with Baxter for any reason, I will not, directly or indirectly: (a) hire, employ, or offer employment to any Baxter Employee on behalf of a Competing Organization; or (b) solicit, induce, recruit or encourage any Baxter Employee to leave their employment with Baxter. I agree that if I violate any of the terms of this Section, the period of non-solicitation shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

9.	Solicitation of Baxter Customers

During my employment with Baxter and for a period of one year after the termination of my employment with Baxter for any reason, I will not, directly or indirectly, solicit, induce, or attempt to induce, or provide any current Baxter customer with whom I had dealings and/or for whom I performed services during the last two years of my employment with Baxter, to do business with any Competing Organization. I agree that if I violate any of the terms of this Section, the period of non-solicitation shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

10.	Reasonableness of Restrictions

I agree that the scope and duration of the restrictions and limitations described in Sections 6, 7, 8, and 9 of this Agreement are reasonable and necessary to protect the legitimate business interests of Baxter. In particular, but without limiting the foregoing, I acknowledge and understand that Baxter does business throughout the world and therefore my physical presence in a certain location is not necessary for me to threaten Baxter’s protectable business interests. Accordingly, I understand and agree that the geographic limitations set forth in this Agreement are reasonable and necessary under the circumstances.

Notwithstanding anything in this Agreement to the contrary, if I am licensed to practice law, nothing in this Agreement shall be construed to prohibit me or any other lawyer, following termination of my employment or such other lawyer’s employment, from engaging in the practice of law (including without limitation as in-house counsel) in accordance with the applicable jurisdiction’s professional or ethical rules, statutes or common law.

11.	Cooperation with Government Authorities

Notwithstanding anything in this Agreement to the contrary, I understand I may report possible violations of federal, state or local law or regulation to any governmental agency or entity, or make other disclosures that are protected under federal, state or local law or regulation. I also understand that nothing in this Agreement requires me to obtain prior authorization from Baxter to make any such reports or disclosures to any governmental agency or entity or to notify Baxter that I have made such reports or disclosures. Moreover, I understand that I may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without prior authorization of Baxter, however, Baxter does not authorize me to disclose to any third party (including any government official or any attorney I may retain) any communication that is covered by Baxter’s attorney-client privilege.

12.	Former Employer Information

I understand that Baxter does not seek any non-public proprietary information or trade secrets which I may have acquired from a previous employer. I agree that I will not, during my employment with Baxter, improperly use or disclose any non-public proprietary information or trade secrets of any former employer or other person or entity and that I will not bring onto the premises or into the electronic systems of Baxter any non-public proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

13.	Cooperation in Legal Proceedings

I agree that following my employment with Baxter, I will make every effort to contact Baxter’s Legal Department if I am served with a subpoena or other legal process asking for a deposition, testimony or other statement, or other potential evidence to be used in connection with any lawsuit to which Baxter or any of its affiliated companies is a party. Following my employment with Baxter, I also agree to provide full cooperation to Baxter, if requested, in connection with any legal proceedings to which Baxter is a party.

14.	Ownership of Inventions

All inventions related to the present or planned business of Baxter, which are conceived or reduced to practice by me, either alone or with others, during the period of my employment or during a period of one hundred eighty days after termination of such employment, whether or not done during my regular working hours, are the sole property of Baxter. The provisions of this paragraph shall not apply to an invention for which no equipment, supplies, facilities or trade secret information of Baxter was used and which was developed entirely on my own time, unless (a) the invention relates (i) to the business of Baxter, or (ii) to my actual or demonstrably anticipated research or development for Baxter, or (b) the invention results from any work performed by me for Baxter.

15.	Assignment of Inventions

I will disclose promptly and in writing to Baxter, through my supervisor, all Inventions which are covered by this Agreement, and I agree to assign, and do hereby assign, to Baxter International Inc. and Baxter Healthcare S.A. (each owning an undivided one-half interest) all my right, title, and interest in and to such Inventions. I agree not to disclose any of these Inventions to others without the express consent of Baxter, except as required by my employment.

(a)	I will, at any time during or after my employment, on request of Baxter, execute specific assignments in favor of Baxter or its nominee of my interest in and to any of the Inventions covered by this Agreement, as well as execute all papers, render all assistance, and perform all lawful acts which Baxter considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patent applications and patents of the United States and foreign countries for these Inventions, and for the transfer of any interest I may have. I will execute any and all papers and documents required to perfect, confirm, memorialize, or prove Baxter’s ownership of the above Inventions, patent applications, and interests.

(b)	I understand that if I am not employed by Baxter at the time I am requested to execute any document under paragraph 15(a), I shall receive fifty dollars ($50.00) for the execution of each document, and one hundred fifty dollars ($150.00) per day of each day or portion thereof spent at the request of Baxter in the performance of acts pursuant to paragraph 15(a), plus reimbursement for any out-of-pocket expenses incurred by me at Baxter’s request in such performance.

(c)	I further understand that the absence of a request by Baxter for information, or for the making of an oath, or for the execution of any document, shall in no way be construed to constitute a waiver of Baxter’s rights under this Agreement.

16.	Disclosure of Previous Inventions

I have disclosed to Baxter all continuing obligations which I have with respect to the assignment of Inventions to any previous employers, and I claim no previous unpatented Inventions as my own, except for those which have been reduced to practice and which are shown on a schedule, if any, attached to this Agreement. I understand and agree that any disclosure(s) in any attachment(s) hereto is not accepted by Baxter and is not binding until it is reviewed and approved in writing by a Baxter representative.

17.	Works for Hire

All writings and other works which may be copyrighted (including computer programs) which are related to the present or planned business of Baxter and are prepared by me during my employment by Baxter shall be, to the extent permitted by law, works made for hire, and the authorship and copyright of the work shall be in Baxter’s name. To the extent that such writings and works are not works for hire, I agree to the waiver of “moral rights” in such writings and works, and to assign to Baxter all my right, title and interest in and to such writings and works, including copyright.

18.	Consequences of Breach of this Agreement

I understand that the failure by me to comply with this Agreement, or any threatened breach of this Agreement by me, may result in legal action. In the event of a breach or a threatened breach of this Agreement by me, I acknowledge that Baxter will face irreparable injury which may be difficult to calculate in dollar terms, and therefore, I agree that in such event Baxter shall be entitled, in addition to remedies otherwise available at law or in equity, to specific performance and/or immediate injunctive and/or other equitable relief, without the posting of a bond and without proof of damages. Should Baxter successfully enforce any portion of this Agreement in a lawsuit or other proceeding, Baxter shall be entitled to all of its reasonable attorneys’ fees and costs, in addition to damages and equitable relief, incurred as a result of enforcing this Agreement against me.

I also understand that in the event I violate Section 6, 7, 8 and/or 9 of this Agreement, then in addition to any other legal or equitable remedy that may be available to Baxter (including those set forth above), any Award (as defined in Section 2 of the Baxter International Inc. Equity Plan adopted as of March 2, 2017 or in any future equity plan that contains similar terms and conditions for cancellation, forfeiture and recoupment) that vested or became exercisable during the last year of my employment with Baxter or that vested or became exercisable after my employment with Baxter ended, shall be subject to cancellation, forfeiture and recoupment in accordance with the terms and conditions of the applicable grant; provided, however, that the foregoing shall not apply to any Award granted to me before March 1, 2017. I understand that in the event I have sold or exercised any of the Awards subject to forfeiture or recoupment as described in this Section 18, I shall be required to make a cash payment to Baxter in an amount equal to the net gain recognized from such sale or exercise in accordance with the terms and conditions of the applicant plan grant.

19.	Employment at Will

I understand and agree that this Agreement is not a guarantee of continued employment for any period. MY EMPLOYMENT IS AT WILL. This means I am free to terminate my employment at any time, for any reason or no reason at all, and that Baxter has the same right to terminate my employment at any time, for any reason or no reason at all. I further understand that any policy, rule or practice of Baxter does not alter the at-will nature of employment.

20.	Continuing Obligations

I understand that my obligations in this Agreement shall survive the termination of my employment with Baxter for any reason, including the obligations which I have undertaken in Sections 5, 6, 7, 8, 9, 10, 11, 13, 14, 15, 16, and 17.

21.	Other Terms and Conditions of Employment

Baxter has a right to make and enforce any other rules and policies which will also govern my employment.

22.	Severability; Blue Pencil

The provisions of this Agreement shall be severable, and in the event that any provision of it is found by any court to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. A trier of fact may modify or amend (i.e., blue pencil) any overbroad or unenforceable portions of this Agreement to make such portions enforceable to the full extent of applicable law and intent and agreement of the parties.

23.	Disclosures

I understand and agree that Baxter may notify anyone employing me or evidencing an intent to employ me as to the existence of the provisions of this Agreement. I also agree, for a period of one year following the termination of my employment with Baxter: (a) to disclose this Agreement to any prospective employer prior to accepting employment, and (b) to inform Baxter, upon accepting employment with a new employer, of the identity of my new employer and of my job title and responsibilities with such new employer.

24.	Choice of Laws and Venue

I agree that to promote uniformity in the interpretation and application of this Agreement, the laws of the State of Delaware shall govern this Agreement, without regard to its conflicts of laws principles. I further agree to submit to the exclusive jurisdiction of the state and federal courts of the State of Delaware for any and all matters arising out of or related of this Agreement.

25.	Amendment and Merger

This Agreement sets forth the entire agreement between Baxter and myself regarding the same subject matter, and shall not be amended or added to except with the express written consent of

Baxter and me. This Agreement supersedes all previous oral or written understandings or agreements, if any, made by or with Baxter regarding the same subject matter. No waiver of any breach of any provision of this Agreement by Baxter shall be effective unless it is in writing, and no waiver shall be construed to be a waiver of any succeeding breach or as a modification of such provision. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein. The section headings in this Agreement are for convenience of reference and in no way define, limit or affect the meaning of this Agreement.

26.	Assignability

The rights and/or obligations herein may be assigned, in whole or in part, by Baxter without my prior written notice or consent, and shall bind and inure to the benefit of Baxter’s successors, assigns, and representatives. If Baxter makes any assignment of the rights and/or obligations herein, I agree that this Agreement shall remain binding upon me in any event. I understand that only Baxter may, at any time and without further action by me, assign this Agreement, and such assignee shall succeed to all the rights held by Baxter under this Agreement and my obligations herein shall remain in full force and effect.

27.	Change of Position

I acknowledge and agree that any change in my position or title with Baxter shall not cause this Agreement to terminate and shall not effect any change in my obligations under this Agreement.

28.	Acceptance

I agree that this Agreement is accepted by me through my original, facsimile, or electronic signature. I further agree that Baxter is deemed to have accepted this Agreement as evidenced by my employment or continued employment, compensation, benefits, promotions, bonuses, equity and/or being provided confidential or trade secret information by Baxter.

29.	Binding Effect

This Agreement and the obligations hereunder shall be binding upon me and my successors, heirs, executors, and representatives.

AGREED TO AND ACCEPTED BY:

EMPLOYEE Signature [EMPLOYEE NAME] [ADDRESS]	BAXTER INTERNATIONAL INC. Signature [OFFICER NAME] Baxter International Inc. One Baxter Parkway Deerfield, IL 60015
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